                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                        Aviation General, Incorporated
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                        AVIATION GENERAL, INCORPORATED

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 June 11, 1999

  The 1999 Annual Meeting of the Shareholders of Aviation General, Incorporated, a Delaware corporation (the "Company"), will be held on Friday, June 11, 1999 at 3:00 p.m. local time at 2600 Virginia Avenue, N.W., Suite 900, Washington, D.C. for the following purposes:

  1. To elect a Board of three Directors.

  2. To approve an amendment to the Company's 1993 Stock Option Plan that would increase the number of shares of common stock reserved for issuance thereunder.

  3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  These items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only shareholders of record at the close of business on May 4, 1999 are entitled to notice of and to vote at the meeting.

  A majority of the Company's outstanding shares must be represented at the meeting (in person or by proxy) to transact business. To assure proper representation at the meeting, please mark, sign, and date the enclosed proxy and mail it promptly in the enclosed self-addressed envelope. Your proxy will not be used if you revoke such proxy either before or at the meeting.

                                          Elizabeth Schmitt
                                          Secretary

Dated: April 30, 1999


 IF YOU ARE UNABLE TO BE PERSONALLY PRESENT, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR VOTE IS IMPORTANT.

                        AVIATION GENERAL, INCORPORATED

                                PROXY STATEMENT

                INFORMATION CONCERNING SOLICITATION AND VOTING

  The enclosed proxy is solicited on behalf of the Board of Directors of Aviation General, Incorporated (the "Company") for use at the Annual Meeting of Shareholders to be held Friday, June 11, 1999 at 3:00 p.m. local time, or at any adjournment or postponement thereof. The Annual Meeting will be held at 2600 Virginia Avenue, N.W., Suite 900, Washington, D.C. The Company's principal offices are located at 7200 Northwest 63rd Street, Hangar Eight, Wiley Post Airport, Bethany, Oklahoma 73008, and its telephone number is (405) 440-2255. These proxy solicitation materials will be mailed to shareholders on or about May 7, 1999.

  Shareholders of record at the close of business on May 4, 1999 are entitled to notice of, and to vote at, the Annual Meeting. On May 4, 1999, 7,172,548 shares of the Company's Common Stock were issued and outstanding. Each share of common stock outstanding on the record date is entitled to one vote.

Votes Required for Approval

  The three nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy shall be elected.

  The amendment to the 1993 Stock Option Plan and all other matters will be approved if the votes cast at the meeting in person or by proxy favoring the action exceed the votes cast opposing the action. Abstentions and broker non-votes will not be treated as votes cast and therefore will have no effect on the outcome of the matters to be voted on at the Annual Meeting.

  Any person may revoke a proxy at any time before its use by delivering to the Company a written revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

  The cost of this solicitation will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally, by telephone or otherwise.

Deadline for Receipt of Shareholder Proposals for 2000 Annual Meeting

  Proposals of shareholders which are intended to be presented by such shareholders at the Company's 2000 Annual Meeting must be received by the Company no later than January 5, 2000.

Security Ownership of Certain Beneficial Owners and Management

  The following table sets forth as of April 23, 1999 certain information with respect to the beneficial ownership of the Company's Common Stock by (i) any person (including any "group" within the meaning of Rule 13d-5 of the Exchange
Act) known by the Company to be the beneficial owner of more than 5% of the Company's voting securities, (ii) each director and each nominee for director to the Company, (iii) each of the executive officers named in the Summary Compensation Table appearing herein, and (iv) all executive officers and directors of the Company as a group.

Name                                         Number of Shares Percent of Total
----                                         ---------------- ----------------
Special Situation Investment Holdings,
 Ltd........................................    4,860,868           67.8%
 c/o KuwAm Corporation
 2600 Virginia Avenue, N.W.
 Washington, D.C. 20037(1)

Special Situation Investment Holdings, L.P.
 II.........................................      373,000            5.2%
 c/o KuwAm Corporation
 2600 Virginia Avenue, N.W.
 Washington, D.C. 20037(1)

KuwAm Corporation...........................      174,000            2.4%
 2600 Virginia Avenue, N.W.
 Washington, D.C. 20037(1)

Mishal Yousef Saud Al Sabah(2)(4)...........      451,328            6.3%

Wirt D. Walker, III(3)(4)...................      419,000            5.8%

N. Gene Criss(4)............................       73,333              *

Stephen R. Buren(4).........................       37,933              *

Dean N. Thomas(4)...........................       33,333              *

All Officers and Directors as a Group (5
 persons)(5)................................    1,014,927           14.2%

--------
 *  Less than one percent
(1) Special Situation Investment Holdings, Ltd. ("SSIH"), Special Situation Investment Holdings, L.P. II ("SSIH II") and KuwAm are members of a "group" within the meaning of Rule 13d-5 under the Exchange Act (the "KuwAm Group"). KuwAm Corporation, a Washington, D.C. based private investment firm, is the general partner of SSIH, the Company's majority shareholder, and SSIH II. The shareholders of KuwAm include Wirt D. Walker, III, the Chairman, Chief Executive Officer and President of the Company, and Mishal Yousef Saud Al Sabah, a director of the Company. Mr. Walker is also the Managing Director of KuwAm. The KuwAm Group consists of the following members having the following holdings: SSIH, 4,860,868 shares; SSIH II, 373,000 shares; KuwAm, 174,000 shares; Mr. Walker, 334,000 shares; a trust for Mr. Walker's son, of which Mr. Walker is the trustee, 25,000 shares; Mr. Al Sabah, 200,328 shares; Fifth Floor Company for General Trading & Contracting ("Fifth Floor Company"), 191,000 shares. Each member of the KuwAm Group disclaims beneficial ownership of shares owned by the other group members, except that Mr. Walker has sole voting and dispositive power with respect to shares owned by him and by SSIH, SSIH II, KuwAm and the trust for his son, and Mr. Al Sabah has sole voting and dispositive power with respect to shares owned by him and by Fifth Floor Company.
(2) Includes 191,000 owned by Fifth Floor Company of which Mr. Al Sabah is a principal. Does not include shares Mr. Al Sabah may be deemed to own beneficially by virtue of his membership in the KuwAm Group.
(3) Includes 25,000 shares owned by a trust for Mr. Walker's son, of which Mr. Walker is the trustee. Mr. Walker also has sole voting and dispositive power with respect to shares owned by SSIH, SSIH II and KuwAm. Does not include shares Mr. Walker may be deemed to own beneficially by virtue of his membership in the KuwAm Group.

(4) Includes shares issuable upon exercise of options that are exercisable within 60 days, as follows: Mr. Al Sabah, 60,000 shares; Mr. Walker, 60,000 shares; Mr. Criss, 73,333 shares; Mr. Buren, 33,333 shares; and Mr. Thomas, 33,333 shares.
(5) At April 23, 1999, executive officers and directors of the Company as a group (5 persons) held options to purchase an aggregate of 717,500 shares of Common Stock, representing approximately 59.3% of outstanding options at that date. The numbers set forth in this table include an aggregate of 96,667 shares which are currently exercisable within 60 days of such date.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

Nominees

  A board of three directors is to be elected at the Annual Meeting. Unless marked to the contrary, all properly signed and returned proxies will be voted for the election of management's three nominees named below, all of whom are presently directors of the Company. If any nominee is unable or, for good cause, declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until a successor has been elected and qualified.

  The following sets forth certain information regarding each of the nominees for election as director:

  Wirt D. Walker, III, age 53, has served as a director of the Company from September 1989 to February 1991, as Chairman of the Board of Directors since May 1991 and as Chief Executive Officer since June 1998. Mr. Walker previously served as the Company's Chief Executive Officer from May 1991 to August 1991 and from December 1992 to May 1995. Since 1982, Mr. Walker has served as a director and the Managing Director of KuwAm Corporation, a private investment firm. He is the Chairman and Chief Executive Officer of STRATESEC Incorporated, a publicly traded company that provides technology-based security solutions for medium and large commercial and government facilities, and the Chairman of Universal Communications, Inc., a privately held advertising and marketing communications company.

  N. Gene Criss, age 56, served as President and Chief Executive Officer of the Company from May 1995 to June 1998. Mr. Criss served as President and Chief Operating Officer from December 1994 to May 1995, as Executive Vice President and Chief Operating Officer from November 1992 to December 1994 and as a director since August 1993. He served as Vice President, Manufacturing at American General Aircraft Company, a manufacturer of light single engine general aviation aircraft, from July 1992 to November 1992. Prior to July 1992, Mr. Criss held a variety of positions of increasing responsibility during a twenty-two year career at Piper Aircraft Corporation, including service as Director of Materials and Manufacturing Support from 1982 to June 1992. During his tenure with Piper Aircraft Corporation, Mr. Criss was responsible for corporate scheduling, production and material control, inventory control and engineering administration.

  Mishal Yousef Saud Al Sabah, age 38, is a private investor who has been involved in a broad range of investment activities in the United States and overseas for the past nineteen years. Mr. Al Sabah has been a director of the Company since 1991. He has served as the Chairman of the Board of Directors of KuwAm Corporation since 1982 and is a director of STRATESEC Incorporated and Universal Communications, Inc.

Director Compensation

  Directors are paid an annual fee of $20,000, payable in equal quarterly installments, for services as a director. Such fees are prorated when a director does not serve for a full year. Directors receive no additional compensation for committee participation or attendance at committee meetings, other than reimbursement of travel and lodging expenses.

  The 1993 Stock Option Plan provides for the automatic annual grant of a stock option to purchase 20,000 shares of Common Stock to each eligible non-employee and employee director of the Company; non-employee directors will automatically receive a nonstatutory stock option and employee directors will automatically receive an incentive stock option. The 1998 annual automatic options were granted to each of the three directors on December 18, 1998.

Board Meetings and Committees

  The Board of Directors held a total of three meetings during the fiscal year ended December 31, 1998. The Board has two committees: the Audit Committee and the Compensation Committee.

  The Audit Committee, comprised of Messrs. Criss and Al Sabah, recommends the selection of the Company's independent accountants and approves the scope of the audit to be conducted. The Committee is primarily responsible for reviewing and evaluating the Company's accounting practices and its systems of internal accounting controls. The Audit Committee held one meeting during fiscal 1998.

  The Compensation Committee recommends the amount and type of compensation to be paid to the Company's executive officers, reviews the performance of the Company's key employees, and administers and determines distributions under the Company's Profit Sharing Plan. The Compensation Committee will also determine the number of shares, if any, to be granted each employee under such plan and the terms of such grants. The Compensation Committee held two meetings during fiscal 1998.

  No director attended fewer than 75% of all meetings of the Board of Directors held during fiscal 1998 or of all meetings of any committee upon which such director served during fiscal 1998.

Compensation Committee Interlocks and Insider Participation

  From January 1998 to June 1998, the Compensation Committee was comprised of Messrs. Al Sabah and Walker. In June 1998, Mr. Criss replaced Mr. Walker on the Compensation Committee.

  Neither Messrs. Al Sabah or Criss is currently an officer or employee of the Company. They are not eligible to participate in the Company's Profit Sharing Plan. Both receive compensation for services as a director (See "Director Compensation"), and Mr. Criss receives compensation under a consulting agreement with the Company. Mr. Criss served as President and Chief Executive Officer of the Company from May 1995 to June 1998. Mr. Al Sabah is a director and shareholder of KuwAm Corporation, the corporate general partner of SSIH, the majority shareholder of the Company.

Other Officers

  Stephen R. Buren, age 55, has served as Chief Financial Officer of the Company since May 1991 and as Vice President, Finance and Treasurer of the Company since 1990. He was Vice President, Finance and Treasurer of Mycro-Tek, Inc. from 1987 to 1990, and was Vice President, Finance of Health Technologies, Inc. from 1986 to 1987. From 1974 to 1986 he held division and corporate controllership positions at Cessna Aircraft Company.

  Dean N. Thomas, age 44, has served as Senior Vice President--Sales & Marketing since January 1995. He was President of Strategic Marketing Resources, a marketing consulting firm, from 1990 to 1994, and held various positions at Piper Aircraft Corporation from 1981 to 1990, including Director of Marketing and Director of Product Development.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table shows certain information concerning the compensation of each of the Company's executive officers for services rendered in all capacities to the Company for the fiscal years ended 1998, 1997, and 1996.

                                Annual Compensation    Long-term Compensation
                              ----------------------- ------------------------
                                                      Securities
                                                      Underlying
                                                        Options    All other
                                                        Awarded   compensation
                              Year Salary (1)  Bonus  (in shares)     (2)
                              ---- ---------- ------- ----------- ------------
Wirt D. Walker, III ........  1998  $ 36,923      --     95,000     $ 20,000
Chairman and Chief Executive  1997       --       --     20,000     $ 20,000
Officer (4)                   1996       --       --     20,000     $ 20,000

Stephen R. Buren............  1998  $ 87,423      --     22,500          --
Vice President, Chief         1997  $ 81,923      --     10,000          --
Financial Officer and Trea-
 surer                        1996  $ 80,000      --     25,000          --

Dean N. Thomas..............  1998  $ 73,654  $39,351    20,000          --
Senior Vice President--       1997  $ 75,000  $18,500    10,000          --
Sales and Marketing           1996  $ 55,692  $12,200    10,000          --

N. Gene Criss...............  1998  $ 77,705      --    240,000     $ 48,750(5)
Director (3)                  1997  $125,000      --     60,000     $ 20,000
                              1996  $125,000      --     60,000     $ 10,000

--------
(1) Salary and bonus payments include voluntary salary reduction contribution to the Company's 401(k) Savings Plan.
(2) Amounts paid as director fees unless otherwise indicated.
(3) Mr. Criss joined the Company in November 1992 and became a director in August 1993. Mr. Criss resigned as President and Chief Executive Officer in June 1998, at which time he entered into a one-year consulting agreement with the Company under which he receives $65,000 per year.
(4) Mr. Walker was appointed Chief Executive Officer in June 1998, for which he currently receives a salary of $80,000 per year.
(5) Includes payments received under Mr. Criss' consulting agreement in the amount of $28,750.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

  The following table shows the number of shares of Common Stock acquired by the executive officers upon the exercise of stock options during fiscal 1998, the net value realized at exercise, the number of shares of Common Stock represented by outstanding stock options held by each executive officer as of December 31, 1998 and the value of such options based on the closing price of the Company's Common Stock on December 31, 1998, which was $3.00.

                                                                                  Value of Unexercised
                                                           Number of Securities       In-the-Money
                                                          Underlying Unexercised        Options
                                                          Options at FY End(#)(1)   at Fy End($)(2)
                            Number of                     ----------------------- --------------------
                         Shares Acquired      Value            Exercisable/           Exercisable/
Name                     on Exercise (#) Realized ($) (3)      Unexercisable         Unexercisable
----                     --------------- ---------------- ----------------------- --------------------
Wirt D. Walker, III.....       --              --             60,000/ 115,000       $16,667/ 57,083
Stephen R. Buren........       --              --              30,000/ 37,500       $  1,667/ 8,959
Dean N. Thomas..........       --              --              30,000/ 30,000       $  1,667/ 8,334

--------
(1) Represents the total number of shares subject to stock options held by each executive officer. These options were granted on various dates during fiscal years 1994 through 1998 and are exercisable on various dates beginning in 1999 and expiring in 2003.
(2) Represents the difference between the exercise price and $3.00, which was the December 31, 1998 closing price. Stock option exercise prices range from $2.00 to $5.25.
(3) Aggregate market value of the shares covered by the option at the date of exercise, less the aggregate exercise price.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors (the "Committee") is composed of N. Gene Criss and Mishal Yousef Saud Al Sabah. The Committee is charged with the responsibility for reviewing the performance and approving the compensation of key executives and for establishing general compensation policies and standards for reviewing management performance. The Committee also reviews both corporate and key executive performance in light of established criteria and goals and approves individual key executive compensation.

Compensation Philosophy

  The executive compensation philosophy of the Company is to provide competitive levels of compensation that advance the Company's annual and long-term performance objectives, reward corporate performance, and assist the Company in attracting, retaining and motivating highly qualified executives. The framework for the Committee's executive compensation programs is to establish base salaries which are competitive with similarly sized companies and to create incentives for excellent performance by providing executives with the opportunity to earn additional remuneration linked to the Company's profitability. The incentive plan goals are designed to improve the effectiveness and enhance the efficiency of Company operations and to create value for stockholders. It is also the Company's policy to encourage share ownership by executive officers and non-employee directors through the grant of stock options.

Components of Compensation

  The compensation package of the Company's executive officers consists of base annual salary, participation in the Company's Profit Sharing Plan and stock option grants.

  At executive levels, base salaries are reviewed but not necessarily increased annually. Base salaries are fixed at levels slightly below competitive amounts paid to individuals with comparable qualifications, experience and responsibilities engaged in similar businesses as the Company, based on the experience of the Committee members, directors and employees of the Company within the aviation industry.

  The Company has adopted a Profit Sharing Plan which is intended to advance the interests of the Company by providing eligible employees with an annual incentive to increase the productivity of the Company. Unless the Board of Directors determines otherwise prior to the end of a fiscal year, the Profit Sharing Plan provides for payment to selected employees of an aggregate of 10% of the consolidated pre-tax profits of the Company for the fiscal year. The Compensation Committee administers the Profit Sharing Plan and selects the employees who will receive profit sharing awards. Profit sharing awards are based upon an employee's salary, level of responsibility and attainment of performance goals and objectives. Profit sharing awards are paid as soon as practicable following the end of the fiscal year.

  The Company uses stock options both to reward past performance and to motivate future performance, especially long-term performance. The Committee believes that through the use of stock options, executive interests are directly tied to enhancing shareholder value. Stock options are granted at fair market value as of the date of grant and generally have a term of three to five years. The options vest 33% per year, beginning on the first anniversary date of the grant. The stock options provide value to the recipients only when the market price of the Company's Common Stock increases above the option grant price and only as the shares vest and become exercisable.

  Section 162(m) of the Internal Revenue Code, which provides for a $1,000,000 limit on the deductibility of compensation, presently is not applicable to the Company. The Committee will review its policy with respect to Section 162(m) when and if the section is applicable in the future.

Option Grants in Last Fiscal Year

  The Committee approved the following stock option grants for the executive officers during fiscal year 1998.




                                                                       Potential Realizable
                                                                         Value at Assumed
                                                                          Annual Rates of
                          Number of   Percent of                            Stock Price
                         Securities  Total Options                       Appreciation for
                         Underlying   Granted to                            Option Term
                           Options   Employees in  Exercise Expiration ---------------------
Name                     Granted (1)  Fiscal Year   Price      Date        5%        10%
----                     ----------- ------------- -------- ---------- ---------- ----------
Wirt D. Walker, III.....   75,000          11%      $2.75     9/05/01  $   32,510 $   68,269
                           20,000           3%      $2.00    12/18/03  $   11,051 $   24,420
                           ------         ---
                           95,000          14%

Stephen R. Buren........   10,000           1%      $2.75     6/05/01  $    4,335 $    9,103
                           12,500           2%      $2.75     9/05/01  $    5,418 $   11,378
                           ------         ---
                           22,500           3%

Dean N. Thomas..........   10,000           1%      $2.75     6/05/01  $    4,335 $    9,103
                           10,000           1%      $2.75     9/05/01  $    4,335 $    9,103
                           ------         ---
                           20,000           2%

--------
(1) Each option is non-transferable; vests as to 33% of the shares covered by such option over three years, commencing on the first anniversary of the date of issuance; is canceled prior to vesting in the event the holder either resigns from the Company or is terminated for justifiable cause; and is void after the date listed under the heading "Expiration Date." The exercise price of the stock subject to options was equal to the market value on the date of grant. The number of shares issuable upon exercise of each option is subject to adjustment subsequent to any stock dividend, split-up, recapitalization or certain other transactions.

  During 1998, Messrs. Walker, Al Sabah and Criss, directors of the Company, were each granted an option to purchase 20,000 shares of Common Stock pursuant to the 1993 Stock Option Plan.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and holders of more than ten percent of the Company's Common Stock to file reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during the fiscal year ended December 31, 1998, its officers, directors and holders of more than 10% of the Company's Common Stock complied with all Section 16 (a) filing requirements.

Compensation of Chief Executive Officer

  The Committee makes decisions regarding the compensation of the Chief Executive Officer using the same philosophy set forth above. The Committee's approach in setting the Chief Executive Officer's base compensation, as with that of the Company's other executives, is to be competitive with other companies within the industry, taking into consideration company size, operating conditions and compensation philosophy and performance. Mr. Walker's base salary was not increased during fiscal 1998. Mr. Walker's fiscal 1998 incentive compensation was earned under the same performance criteria that were described previously in this report. He was granted options to purchase a total of 95,000 shares of the Company's common stock during fiscal 1998, of which 20,000 shares represents the automatic grant to directors.

                                          COMPENSATION COMMITTEE

                                          N. Gene Criss
                                          Mishal Yousef Saud Al Sabah

                                 PROPOSAL TWO

                      AMENDMENT OF 1993 STOCK OPTION PLAN

Introduction

  The Board of Directors of the Company has unanimously approved a resolution, subject to shareholder approval, approving an amendment to the Company's 1993 Stock Option Plan (the "Plan") to increase the number of shares of Common Stock that may be issued pursuant to stock options granted thereunder by 500,000 shares. Before giving effect to the proposed amendment, 77,453 shares of Common Stock remain available for issuance pursuant to the Plan.

  The Board of Directors recommends that shareholders vote for the amendment of the Plan. The Board believes the Plan provides a means for key employees and directors upon whose judgment and interest the Company is and will be largely dependent for the successful conduct of its business to increase their personal ownership interest in the Company. It is believed that such incentive awards will further the identification of directors' and key employees' interests with those of the Company. No determination has been made as to the amount of options to be granted to any individual.

  A summary of the Company's 1993 Stock Option Plan follows.

Eligibility

  All employees of the Company or any parent or subsidiary of the Company whom the Committee determines to be key employees are eligible to receive stock options under the Plan. The Company estimates that it currently has approximately fifteen such employees (three of whom are officers).


  The Plan also provides that both employee directors and non-employee directors are eligible for automatic grants of options. A non-employee director is eligible to receive an option under the Plan if such director is not otherwise an employee of the Company or any subsidiary and was not an employee of the Company or subsidiary for a period of at least one year before the date of grant of an option under the Plan. Three members of the Board presently qualify for the automatic grant of options under the Plan.

Administration

  The Plan will be administered by the Compensation Committee, which is comprised of at least two directors of the Company who are not eligible for discretionary grants of options under the Plan or any similar plan of the Company. In addition to having general supervisory and interpretive authority over the Plan, the Committee determines, upon the recommendation of management and subject to the terms and limits of the Plan, the employees, if any, to whom options will be granted, the time at which options are to be granted, the number of shares to be subject to each option, and the terms and conditions of exercise of options.

Award of Stock Options

  Employees. Options to purchase shares of Common Stock granted to employees under the Plan may be incentive stock options or nonstatutory stock options. Incentive stock options qualify for favorable income tax treatment under Code
Section 422, while nonstatutory stock options do not. The exercise price of shares of Common Stock covered by an incentive stock option may not be less than 100% (or, in the case of an incentive stock option granted to a 10% shareholder, 110%) of the fair market value of the Common Stock on the date of the option grant. The option price of Common Stock covered by a nonstatutory stock option granted to an employee may not be less than 85% of the fair market value of the Common Stock on the date of grant.

  An incentive stock option shall be exercisable in any calendar year only to the extent that the aggregate fair market value (determined at the date of grant) of the Common Stock with respect to which incentive stock options are exercisable for the first time during the calendar year does not exceed $100,000.

  Options may be exercised in whole or in part at such times as may be specified by the Committee in the Participant's stock option agreement; provided that, the exercise provisions for incentive stock options shall in all events not be more liberal than certain restrictions set forth in the Plan.

  Directors. Each eligible non-employee director and employee director of the Company on the effective date of the Plan, and subsequently on each anniversary of the effective date of the Plan, automatically will receive an option to purchase 20,000 shares of Common Stock. Eligible directors may receive multiple annual automatic grants of options pursuant to the terms of the Plan.

  The terms and conditions that apply to each such automatic grant shall be as follows: (a) the exercise price per share of Common Stock covered by each such option shall be equal to the fair market value on the date of grant; (b) the option by its term shall expire five years after the date of grant; (c) each option shall be exercisable ratably over three years in increments of 33 1/3% per year commencing on the first anniversary of the date of grant; (d) the option may be exercised by one of the methods described in "Exercise of Options"; and (e) all other terms and conditions applicable to the holding and exercise of the option shall conform to the Company's then current form of option agreement to the extent not inconsistent with the terms of the Plan applicable to incentive stock options.

General

  If a stock option is canceled, terminates or lapses unexercised, any unissued shares allocable to such option may be subjected again to an option. The Committee is expressly authorized to make an award to a Plan Participant (other than a non-employee director) conditioned upon the surrender for cancellation of an existing stock option.

  Adjustments will be made in the number of shares which may be issued under the Plan in the event of a future stock dividend, stock split or similar pro rata change in the number of outstanding shares of Common Stock or the future creation or issuance to shareholders generally of rights, options or options for the purchase of Company Common Stock or preferred stock.

Exercise of Options

  Generally, an option may only be exercised by payment of the full purchase price in cash. If the option so provides, the option may be exercised by delivering an exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds from the option shares to pay the exercise price. An option may be exercisable on or after the date of grant.

Transferability of Stock Options

  No option may be sold, transferred, pledged, or otherwise disposed of, other than by will or by the laws of descent and distribution. All rights granted to a participant under the Plan shall be exercisable during his or her lifetime only by such participant, or the participant's guardians or legal representatives. Upon the death of a participant, his or her personal representative or beneficiary may exercise the participant's rights under the Plan.

Amendment of the Plan and Stock Options

  The Board of Directors may amend the Plan in such respects as it deems advisable; provided that the shareholders of the Company must approve any amendment that would (i) materially increase the benefits accruing to participants under the Plan, (ii) materially increase the number of shares of Common Stock that may be issued under the Plan, or (iii) materially modify the requirements of eligibility for participation in the Plan. Stock options granted under the Plan may be amended with the consent of the recipient so long as the amended award is consistent with the terms of the Plan.

Federal Income Tax Consequences

  An employee or director will not incur federal income tax when he or she is granted a stock option.

  Upon exercise of a nonstatutory stock option, an employee or director generally will recognize ordinary income (which in the case of an employee is subject to income tax withholding by the Company) equal to the difference between the fair market value of the Common Stock on the date of the exercise and the option price. When an employee exercises an incentive stock option, he generally will not recognize income, unless he is subject to the alternative minimum tax. Non-employee directors are not granted incentive stock options under the Plan.

  The Company usually will be entitled to a business expense deduction at the time and in the amount that the recipient of an incentive award recognizes ordinary compensation income in connection therewith. As stated above, this usually occurs upon exercise of nonstatutory options or the sale or other impermissible disposition of an incentive stock option before the applicable holding period has expired.

  Generally, the Company's deduction is contingent upon the Company's meeting withholding tax requirements as to employees; however, tax legislation, enacted August 10, 1993, generally imposes a $1,000,000 limitation on the amount of the annual compensation deduction allowable to a publicly-held company in respect of its chief executive officer and its four most highly paid officers. An exception is provided for certain performance-based compensation if certain shareholder approval and outside director requirements are satisfied. Because of certain interpretational issues under the statutory provisions, and in the absence of Internal Revenue Service regulations, there can be no assurance that any of the options granted under the Plan will qualify for this exception. No deduction is allowed in connection with an incentive stock option, unless the employee disposes of Common Stock received upon exercise in violation of the holding period requirements.

Vote Required

  Approval of the proposal to amend the Plan requires the affirmative vote of the majority of the shares present in person or by proxy at the Annual Meeting.

  The Board of Directors recommends that you vote "FOR" the proposal to amend the 1993 Stock Option Plan.

                               PERFORMANCE GRAPH

  The Securities and Exchange Commission requires that the Corporation include in this Proxy Statement a line-graph presentation comparing cumulative, five year shareholder returns on an indexed basis with (i) a broad equity market index and (ii) either an industry index or peer group. The following graph compares the percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Nasdaq Stock Market-US Index and the Standard & Poor's Aerospace/Defense Industry Index. Total return for the purpose of this graph assumes reinvestment of all dividends, if any. The stock price performance shown on the graph is not necessarily indicative of future price performance.

                    Graph produced by Research Data Group.

                             [CHART APPEARS HERE]

                             CERTAIN TRANSACTIONS

  The Company extends financing for aircraft and spare parts sold either to Mishal Yousef Al Sabah, a director of the Company, or to Commander International, a Commander Authorized Sales and Service Representative that is owned by Mr. Al Sabah, under a line of credit of $5,000,000. All outstanding advances under this line of credit and accrued interest thereon are due on June 30, 1999. It is management's intention not to extend the due date at maturity. The line of credit bears interest at 1% over the Morgan Guaranty of New York prime rate (8.75% at December 31, 1998), payable quarterly, in arrears. During 1998, the Company received interest payments totaling $20,140. Commander International was responsible for establishing a market for the Company's aircraft in the Middle East and in Europe, and to date has been responsible for the sale of more than 20 of the Company's aircraft.

  In February 1998, the Company repurchased a 114B aircraft from STRATESEC Incorporated for $240,000, the fair market value for such an aircraft. The Company had sold the aircraft to STRATESEC in 1996 for $335,000, the list price of the aircraft. The majority stockholder of the Company is the majority stockholder of STRATESEC, and the chairman of the Company is the chairman of STRATESEC. Since repurchasing the aircraft, the Company sold it for a profit.

  During 1998, the Company purchased debt securities with detachable stock purchase warrants for $1,000,000 from STRATESEC Incorporated. The debt securities have an interest rate of 10%, are due on December 31, 1999 and are convertible into common stock of STRATESEC at $8.50 per share. The Company was also issued warrants to purchase 100,000 shares of STRATESEC common stock at an exercise price of $2.50 per share expiring three years from the date of issuance. In February 1999, the Company accepted a prepayment of 80% ($800,000) of the principal amount of the debt securities, in return for which the Company agreed to accelerate the expiration date of the accompanying 100,000 warrants to December 31, 1999.

  In March 1999 the Company's Board of Directors authorized the purchase of up to 1,000,000 shares of the Company's Common Stock. In March 1999, the Company purchased 50,000 shares of its Common Stock from the majority stockholder of the Company at a price of $2.00 per share pursuant to this authorization. In April 1999, the Company purchased 58,000 shares of its Common Stock from the majority stockholder at a price of $1.75 per share.

                             INDEPENDENT AUDITORS

  The Board of Directors has approved a resolution retaining Grant Thornton LLP as its independent auditors for fiscal 1999.

  A representative of Grant Thornton LLP will be present at the Annual Meeting and will have an opportunity at the meeting to make a statement if he desires to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS

  The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                                          Elizabeth Schmitt
                                          Secretary

Dated: April 30, 1999

                         AVIATION GENERAL, INCORPORATED
                 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 11, 1999

The undersigned, having received the Annual Report to the Stockholders and the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement dated April 30, 1999 hereby appoints Wirt D. Walker, III, Elizabeth Schmitt and each of them, proxies with full power of authorization, and hereby authorizes them to represent and vote the shares of Common Stock of AVIATION GENERAL, INCORPORATED (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on June 11, 1999 at 3:00 p.m. local time, and any adjournment thereof, and especially to vote

1. PROPOSAL ONE  -- ELECTION OF DIRECTORS         WITHHOLD AUTHORITY

FOR all nominees listed below [_]                 to vote for all nominees listed below [_]

Wirt D. Walker, III, Mishal Yousef Saud Al Sabah, N. Gene Criss

To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.

                  -------------------------------------------

2.PROPOSAL TWO -- To consider and vote upon the proposal to amend the Company's 1993 Stock Option Plan.

     FOR [_]                  AGAINST [_]            ABSTAIN [_]

3.IN THEIR DISCRETION the proxies are authorized to vote upon such other business as may properly come before the meeting.

                               (Continued, and to be signed, on the other side.)

(Continued from the reverse side.)

In the ballot provided for that purpose, if you specify a choice as the action to be taken this proxy will be voted in accordance with such choice. If you do not specify a choice, it will be voted FOR Proposal One and Two as described in the Proxy Statement.

Any proxy or proxies previously given for the meeting are revoked.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

                                           Dated: ______________________, 1999.

                                           ____________________________________
                                                       (Signature)

                                           ____________________________________
                                               (Signature if held jointly)

                                           Please sign exactly as name appears
                                           hereon. When shares are held by
                                           joint tenants, both should sign.
                                           When signing as attorney, executor,
                                           administrator, trustee or guardian
                                           please give full title of each. If
                                           a corporation, please sign in full
                                           corporate name by president or
                                           other authorized office. If a
                                           partnership, please sign in
                                           partnership name by authorized
                                           person.